Exhibit 10.2

Amendment No. 2 To
January 1, 2005 Executive Agreement

This second amendment (the “Amendment”) to the January 1, 2005 Executive Agreement (the “Agreement”) is executed effective as of August 1, 2006 by and between NYFIX, INC. a Delaware corporation with its principal office at 100 Wall Street, New York, New York 10005, and Jay Shaffer, residing at [Home Address omitted], New York (hereinafter “Executive”).

1.	Section 2 is deleted in its entirety and replaced with the following:

“2.  Position and Responsibilities.

During the period of employment hereunder (the "Employment Period"), Executive agrees to serve as Executive Vice President-Finance and Administration and report to the Chief Executive Officer of the Company; provided that, effective as of January 2006, Executive agrees to serve as Executive Vice President - Administration and, effective as of August 1, 2006, to no longer serve as an executive officer and to report to the Chief Financial Officer.”

2.	Section 3 is deleted in its entirety and replaced with the following:

“3.  Term of Employment.

The period of Executive's employment under this Agreement shall be deemed to have commenced as of January 1, 2005 and shall continue through, and including the earliest to occur of:

a.  January 2, 2007, unless extended by mutual agreement of the Company and the Executive to a date certain not to exceed six months (the “Section 3a Expiration Date”);

b.  the date on which Executive dies; and

c.  the date on which either the Company or Executive terminates Executive's employment for any reason (the "Termination Date”).

3.	Section 18 is renumbered Section 18(a) and a new Section 18(b) is added as follows:

The Company agrees, after notification and request by executive, to indemnify and hold harmless executive to the fullest extent permitted by applicable law against all expenses and/or losses (which the Company will advance, in accordance with applicable law) relating to, resulting from or arising out of any threatened, pending or completed

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Executive Agreement

action, suit, claim or proceeding related to executive’s employment with the Company. In addition, to the extent the Company maintains liability insurance, executive will have continued coverage on and after July 31, 2006 to the extent coverage applies to employees who are not directors or officers. The Company agrees to require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”), by agreement in form and substance satisfactory to executive, expressly to assume and agree to perform the Company’s obligations under this Section 18(b) in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

4.	Section 19 is deleted in its entirety and replaced with the following:

“19.  Termination.

a.  This Agreement may be terminated by the Company for any reason upon ten (10) days’ prior written notice.

b.  The Company shall have Cause for termination where one or more of the following exists:

i.  a material breach by the Executive of any of the terms of this Agreement;

ii.  Executive is engaging or has engaged in conduct materially injurious to the Company, its subsidiaries, its affiliates, customers or suppliers; and

iii.  Executive is engaging or has engaged in any act which would constitute a felony under federal or state law.

c.  The Executive shall have Good Reason for terminating his employment with the Company under this Agreement if one or more of the following occurs:

i.  layoff or involuntary termination of the Executive's employment, except in connection with the termination of the Executive's employment as a result of termination for Cause, or of the Executive's mental or physical disability (“Disability”) or death;

ii.  material breach of Company's obligations hereunder, provided that Executive shall have given reasonably specific written notice thereof to Company, and Company shall have

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Executive Agreement

failed to remedy the circumstances within ten (10) business days thereafter; or

iii.  any decrease in Executive's salary as it may have increased during the term of this Agreement, except for decreases that are in conjunction with decreases in executive salaries by the Company generally.

d.  Notwithstanding the foregoing, no action by the Company shall give rise to a Good Reason if it results from the Executive's termination for Cause or from Executive’s Death, and no action by the Company specified in paragraphs (c)((i) through(iii) of this section shall give rise to a Good Reason if it results from the Executive's Disability.

e.  Severance. Where the Company terminates Executive’s employment for Cause, Executive shall not receive any payment, other than earned and unpaid base salary, vacation and bonuses to the date of termination and shall not receive any medical or dental benefits payable by the Company. Where prior to the Section 3a Expiration Date the Company terminates Executive’s employment other than for Cause or Executive terminates his employment with Good Reason, Executive shall receive, in addition to his earned and unpaid base salary, vacation and bonuses to the date of termination: (i) Base Salary by salary continuation from the date of termination to the Section 3a Expiration Date; and (ii) three months of Base Salary by salary continuation from the Section 3a Expiration Date to the last day of the third month thereafter. The timing for any payment provided for in this paragraph shall be subject to the provisions of Section 23 of this Agreement if the Executive is a “specified employee”. Where termination of Executive’s employment is caused by his Death or Disability, Executive shall not receive any payment, other than earned and unpaid base salary, vacation and bonuses to the date of termination and shall not receive any medical or dental benefits payable by the Company. Where the Executive’s employment terminates as a result of the expiration of this Agreement by its terms on the Section 3a Expiration Date, Executive shall receive, in addition to his earned and unpaid base salary, vacation and bonuses to the date of termination, three months of Base Salary by salary continuation commencing as of the Section 3a Expiration Date. Where (x) prior to the Section 3a Expiration Date, the Company terminates Executive’s employment other than for Cause or Executive terminates his employment for Good Reason, or (y) Executive’s employment terminates as a result of the Agreement expiring by its terms on the Section 3a Expiration Date, Executive shall also receive continuation of medical and dental benefits for up to three months after the Section 3a Expiration Date (plus the period from termination through the Section 3a Expiration Date where prior to such Section 3a Expiration Date the Company terminates Executive’s employment other than for Cause or Executive terminates his employment with Good

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Executive Agreement

Reason), payable by the Company, provided that the Executive is not eligible for insurance in connection with his next employer. The timing for any payment provided for in this paragraph shall be subject to the provisions of Section 23 of this Agreement if the Executive is a “specified employee”.

f.  Executive must provide a Notice of Termination to the Company that he is intending to terminate his employment prior to the Section 3a Expiration Date, for Good Reason, within thirty (30) days after Executive has actual knowledge of the occurrence of the latest event he believes constitutes Good Reason, which termination notice shall specify a Termination Date within thirty (30) days after the date of such notice. Executive's right to terminate Executive's employment hereunder for Good Reason shall not be affected by Executive's subsequent Disability provided that the notice of intention to terminate is given prior to the onset of such Disability. Subject to compliance by Executive with the notice provisions of this Section 10, Executive's continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, upon request of the Board, Executive agrees to appear before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the time periods specified in this Section 10, shall be binding on Executive.

g.  Termination by Executive without Good Reason prior to the Section 3a Expiration Date. In the event Executive's employment is voluntarily terminated by Executive without Good Reason (and Executive may terminate this Agreement without Good Reason upon thirty (30) days prior notice), Company shall not be obligated to make any payments, other than earned and unpaid Base Salary, vacation and bonuses to the date of termination, to or on behalf of Executive hereunder.

h.  Simultaneously with receipt of severance payment described in 19(e), Executive will execute a release in a form satisfactory to the Company and the Executive.”

5.	A new Section 23 is added as follows:

“23.  Section 409A Requirements

This Agreement is intended to satisfy in form and operation the requirements of the terms of Section 409A of the Code to the extent applicable and any applicable guidance or regulations, including transition

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Executive Agreement

rules, thereunder (collectively, “Section 409(A)”). To the extent required by Section 409A, and notwithstanding any other provision of this Agreement, no payment or benefit that constitutes deferred compensation for purposes of Section 409A will be provided to the Executive following his separation from service prior to the first to occur of (i) the date of the Executive’s death or (ii) the first day of the seventh month following the month in which his separation from service occurs, if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code). Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in the immediately preceding sentence. Without limiting the generality of the foregoing, the payments provided for in Section 20 (a)(i) shall be delayed as provided for in this Section 23 if the Executive is a “specified employee”. Furthermore and notwithstanding any other provision of this Agreement to the contrary, this Agreement is deemed to be modified in any way necessary to satisfy the requirements of Section 409A as determined by the Company in its good faith discretion.”

6.	A new section 24 is added as follows:

24.	Applicability of February 23, 2006 Agreement Until Effectiveness of Second Amendment

The parties agree that the terms and conditions of the current Agreement, dated February 23, 2006, apply to the period from July 1, 2006 to July 31, 2006.

7.	All other provisions of the Agreement remain in full force and effect.

NYFIX, INC.		EXECUTIVE
By:	/s/ Steven R. Vigliotti	/s/ Jay Shaffer
	Authorized Signature	Jay Shaffer
Steven R. Vigliotti
Its:	Chief Financial Officer

Second Amendment to January 1, 2005
Executive Agreement